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                                                                    EXHIBIT 12.1

                          DURA AUTOMOTIVE SYSTEMS, INC.
         STATEMENT AND COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



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
                                                               FOR THE YEARS ENDED DECEMBER 31,
                                          -------------------------------------------------------------------
                                           1995           1996           1997           1998            1999
                                           ----           ----           ----           ----            ----
EARNINGS:

Pre-tax income                          $12,738         $16,737       $ 28,312       $ 50,989        $94,176

Fixed charges
                                          5,229          3,597         10,528         27,447          92,951
Less: Preferred stock
dividends                                  --             --             --           (3,234)         (4,144)
Less: Capitalized
interest                                   --             --             --             (262)           --
                                         ------         ------        -------        -------        --------
Net fixed charges                         5,229          3,597         10,528         23,951          88,807
                                         ------         ------        -------        -------        --------

EARNINGS                                $17,967         $20,334       $38,840         $74,940       $182,983
                                         ======         ========      ========        =======       ========

FIXED CHARGES:
Interest expense                         $4,822        $2,837         $ 9,330        $21,376         $79,720

Preferred stock
dividends                                  --             --             --            3,234           4,144
Capitalized interest
                                           --             --             --              262            --
Amortization of
debt costs                                 --              252            329            865           4,930
Interest factor of
rental expense                              407            508            869          1,710           4,157
                                           ----           ----           ----         ------           -----

TOTAL FIXED CHARGES                      $5,229         $3,597        $10,528         $27,447        $92,951
                                         ======         ========      ========        =======        =======
RATIO OF EARNINGS TO
FIXED CHARGES                               3.4            5.7            3.7            2.7             2.0
                                         ======         ========      ========        =======        =======
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